Exhibit 16.1

April 27, 2012

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: American Jianye Greentech Holdings Ltd.

Commission File Number (333-144228)

Dear Sirs/Madams:

We have read Item 4.01 of the amended Current Report on Form 8-K/A dated April 27, 2012, of American Jianye Greentech Holdings Ltd. and are in agreement with the statements contained therein insofar as they relate to our dismissal.

Yours truly,

/s/ Li & Company, PC

Li & Company, PC